Exhibit 10.6

Targa Resources Corp.
2010 Stock Incentive Plan

Performance Share Unit Grant Agreement

Grantee:	______________
Date of Grant:	______________
Target Number of Performance Share Units Granted:	______________
1.
Performance Share Unit Grant. I am pleased to inform you (“you” or the “Employee”), that you have been granted the above target number of Performance Share Units (the “Target PSUs”) with respect to the common stock, par value $0.001 per share (“Common Stock”), of Targa Resources Corp., a Delaware corporation (the “Company”), under the Targa Resources Corp. 2010 Stock Incentive Plan (the “Plan”). Each Performance Share Unit awarded hereby (a “PSU”) represents the right to receive one share of Common Stock subject to the terms and conditions of this Performance Share Unit Grant Agreement, including Attachment A hereto (this “Agreement”), and the number of PSUs that may become vested hereunder may range from 0% to 250% of the Target PSUs, subject to the Committee’s discretion to increase the ultimate number of Vested PSUs (as defined on Attachment A) above the foregoing maximum level as described herein. Each PSU also includes a tandem dividend equivalent right (“DER”), which is a right to receive an amount equal to the cash dividends made with respect to a share of Common Stock during the Performance Period (as defined on Attachment A), as described in Section 5 (with the amount of DERs actually paid correlated to the ultimate number of Vested PSUs as described herein). The terms of the grant are subject to the terms of the Plan and this Agreement, and the PSUs are hereby designated by the Committee to be a Phantom Stock Award that is a Performance Award for purposes of the Plan.
2.
Performance Goal and Payment.
a.
Subject to the further provisions of this Agreement, (i) if you remain in the continuous employment of the Company Group (as defined in Section 3 below) from the Date of Grant until the last day of the Performance Period, and (ii) if, when and to the extent, the applicable Performance Goal (as defined on Attachment A) is determined by the Committee to be achieved (the “Vesting Date”), then as soon as reasonably practical following such Vesting Date, but in no event later than the 74th day following the end of the Performance Period (the “Payment Date”), you will receive payment in respect of the Vested PSUs in the form of a number of shares of Common Stock equal to the number of Vested PSUs. Any fractional Vested PSUs shall be rounded up to the nearest whole PSU. In addition, you will receive a cash payment on the Payment Date in an amount equal to the amount of the accumulated DERs that you are entitled to under Section 5.
b.
If the Committee determines that the TSR Performance Factor (as defined on Attachment A) is zero such that the Performance Goal is not achieved, all of your Target PSUs subject to this Award (along with any accumulated DERs) will be cancelled automatically without payment at the end of the Performance Period and automatically forfeited.
3.
Additional Vesting and Forfeiture Events.

a. For purposes of this Agreement, you shall be considered to be in the employment of the Company and its Affiliates (collectively, the “Company Group”) as long as (i) you remain an employee of either the Company or an Affiliate, or (ii) (A) you remain a Consultant to either the Company or an Affiliate or (B) you are deemed to have satisfied the requirements of Retirement (defined below). Nothing in the adoption of the Plan, nor the award of the PSUs thereunder pursuant to this Agreement, shall confer upon you the right to continued employment by or service with the Company Group or affect in any way the right of the Company Group to terminate such employment or service at any time. Unless otherwise provided in a written employment or consulting agreement or by applicable law, your employment by or service with the Company Group shall be on an at-will basis, and the employment or service relationship may be terminated at any time by either you or the Company Group for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment or service, and the cause of such termination, or your eligibility for Retirement shall be determined by the Committee or its delegate (the delegate may include the Chief Executive Officer for participants who are not subject to section 16 of the Exchange Act, in which case references to the “Committee” shall mean the Chief Executive Officer), in its sole discretion, and its determination shall be final. You may be deemed eligible for “Retirement” if each of the following conditions are satisfied:

(1) your separation from service is due to a normal retirement from your career;

(2) you provide written notice to the Company of your intent to retire at least twelve (12) full calendar months prior to your separation from service pursuant to a normal retirement; provided, however, that such notice may be waived or shortened by the Committee;

(3) you have provided at least seven (7) years of continuous service to one or more members of the Company Group immediately prior to your separation from service pursuant to a normal retirement;

(4) you are in “good standing” as determined by the Committee at the time of your separation from service pursuant to a normal retirement; and

(5) you have not accepted other employment with, or will be providing services to, any competitor of the Company, or any other organization if the employment or services to be provided thereto are in a substantially similar capacity, role, or function as has been provided to the Company or its Affiliates; however, permitted exceptions include employment or services such as becoming a board member of another entity that is not a competitor of the Company, teaching positions, services provided to non-profit organizations, retail positions or other employment or service that the Committee determines will not alter your normal retirement status with the Company.

Notwithstanding anything to the contrary above, the Committee shall retain the authority to determine whether your separation from service meets the conditions for a Retirement set forth above. The Committee’s determination that you have met the requirements for a Retirement may be revoked at any time following your separation from service if the Committee determines that your retirement status has changed or was determined based upon incorrect information.

b. If you cease to be in the employment of the Company Group during the Performance Period for any reason other than as provided in Section 3(c) or Section 4 below, all PSUs and tandem DERs awarded to you shall be automatically forfeited without payment upon your termination.

c. Notwithstanding anything to the contrary in this Agreement, if prior to the end of the Performance Period your employment with the Company Group is terminated by reason of death or Disability, then you will nevertheless be deemed to have satisfied the employment requirement for purposes of this Agreement and any PSUs determined to be Vested PSUs in accordance with Attachment A (along with any accumulated DERs allocated thereto) will be paid to you on the Payment Date specified in Section 2(a) hereof. For purposes of this Agreement, “Disability” shall mean a disability that entitles you to disability benefits under the Company’s long-term disability plan (or that would entitle you to disability benefits under the Company’s long-term disability plan if you were an active employee).

4.
Involuntary Termination in Connection with Change in Control.
a.
Notwithstanding anything to the contrary in this Agreement, upon the occurrence of a termination of Employee’s employment during the Performance Period by the Company without Cause (as defined below), or a termination by Employee for Good Reason (as defined below), in either case within the 24-month period immediately following a Change in Control (a “Change in Control Termination”): (i) any PSUs determined to be Vested PSUs in accordance with the provisions of Attachment A shall be payable to you as soon as reasonably practical following the date of the applicable termination (but in no event later than the 74th day following such date) in the form of Common Stock, and (ii) any accumulated DERs allocated thereto shall be payable at the same time in the form of cash; provided, however, notwithstanding the foregoing, if you are considered to be in the employment of the Company Group by reason of Retirement as of the date upon which a Change in Control occurs, then upon the occurrence of such Change in Control during the Performance Period: (x) any PSUs determined to be vested PSUs in accordance with the provisions of Attachment A shall be payable to you as soon as reasonably practical following the date of such Change in Control (but in no event later than the 74th day following such date) in the form of Common Stock, and (y) any accumulated DERs allocated thereto shall be payable at the same time in the form of cash.
b.
Notwithstanding anything else contained above in this Section 4 to the contrary, the Committee may elect, at its sole discretion by resolution adopted prior to the occurrence of a Change in Control or Change in Control Termination, as applicable, to have the Company satisfy your rights in respect of the PSUs (as determined pursuant to the foregoing provisions of this Section 4), in whole or in part, by having the Company make a cash payment to you within five business days of the occurrence of the Change in Control or Change in Control Termination, as applicable, in respect of all such PSUs or such portion of such PSUs as the Committee shall determine. Any cash payment made pursuant to the foregoing sentence for any PSUs shall be calculated based on the Fair Market Value of a share of Common Stock on the date of the Change in Control or Change in Control Termination, as applicable.
c.
For purposes of this Agreement, Cause and Good Reason shall have the definitions provided below:

(i) “Cause” shall include any of the following events: (A) the Employee’s gross negligence or willful misconduct in the performance of his or her duties; (B) the Employee’s conviction of a felony or other crime involving moral turpitude; (C) the Employee’s willful refusal, after 15 days’ written notice from the Chief Executive Officer or President of the Company, to perform the material lawful duties or responsibilities required of him; (D) the Employee’s willful and material breach of any corporate policy or code of conduct; or (E) the Employee’s willfully engaging in conduct that is known or should be known to be materially injurious to the Company or any of its subsidiaries.

(ii) “Good Reason” shall be defined as any of the following: (A) a material diminution in the Employee’s base compensation; (B) a material diminution in the Employee’s authority, duties or responsibilities; or (C) a material change in the geographical location at which the Employee must perform services. In order to terminate employment for Good Reason, an Employee must, within 90 days of the initial existence of the circumstances constituting Good Reason, notify the Company in writing of the existence of such circumstances, and the Company shall then have 30 days to remedy the circumstances. If the circumstances have not been fully remedied by the Company, the Employee shall have 60 days following the end of such 30-day period to exercise the right to terminate for Good Reason. The initial existence of the circumstances constituting Good Reason shall be conclusively deemed to have occurred on the date of any written notice to the Company concerning such circumstances. If the Employee does not timely notify the Company in writing of the existence of the circumstances constituting Good Reason, the right to terminate for Good Reason shall lapse and be deemed waived, and the Employee shall not thereafter have the right to terminate for Good Reason unless further circumstances occur which themselves give rise to a right to terminate for Good Reason.

5.
DERs. Beginning on the later of the Date of Grant and the first day of the Performance Period, in the event the Company declares and pays a dividend in respect of its Common Stock and, on the record date for such dividend, you hold PSUs granted pursuant to this Agreement that have not been settled in accordance with the terms hereof, the Company shall credit DERs to an account maintained by the Company for your benefit in an amount equal to the product of (a) the cash dividends you would have received if you were the holder of record, as of such record date, of one share of Common Stock times (b) your number of Target PSUs. Such account is intended to constitute an “unfunded” account, and neither this Section 5 nor any action taken pursuant to or in accordance with this Section 5 shall be construed to create a trust of any kind. Provided you have remained in the employment of the Company Group (including pursuant to Section 3(c)) and subject to the further provisions of this Agreement, accumulated DERs shall be paid to you on the Payment Date (without interest) in accordance with the terms of Section 2 in an amount equal to the product of (i) the accumulated DERs, times (ii) the TSR Performance Factor (as defined on Attachment A).
6.
Corporate Acts. The existence of the PSUs shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.
7.
Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Grantee, such notices or communications shall be effectively delivered if hand delivered to you at your principal place of employment or if sent by registered or certified mail to you at the last address you have filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.
8.
Nontransferability of Agreement. This Agreement and the PSUs and DERs evidenced hereby may not be transferred, assigned, encumbered or pledged by you in any manner otherwise than by will or by the laws of descent or distribution. The terms of the Plan and this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.
9.
Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and, except as expressly provided in this Agreement, supersede in their entirety all prior undertakings and agreements between you and any member of the Company Group with respect to the same. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.
10.
Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under you. The provisions of Section 14 shall survive following vesting and payment of this Award without forfeiture.
11.
No Rights as Shareholder. The PSUs represent an unsecured and unfunded right to receive a payment in shares of Common Stock and associated DERs, which right is subject to the terms, conditions, and restrictions set forth in this Agreement and the Plan. Accordingly, you shall have no rights as a shareholder of the Company, including, without limitation, voting rights or the right to receive dividends and distributions as a shareholder, with respect to the shares of Common Stock subject to the PSUs, unless and until such shares of Common Stock (if any) are delivered to you as provided herein.
12.
Withholding of Taxes. To the extent that the vesting or payment of PSUs or DERs results in the receipt of compensation by you with respect to which any member of the Company Group has a tax withholding obligation pursuant to applicable law, the Company or an Affiliate shall withhold from the cash and from the shares of Common Stock otherwise to be delivered to you, that amount of cash and that number of shares of Common Stock having a Fair Market Value equal to the Company’s or Affiliate’s tax withholding obligations with respect to such cash and shares of Common Stock, respectively, unless you deliver to the Company or Affiliate (as applicable) at the time such cash or shares of Common Stock are delivered to you, such amount of money as the Company or Affiliate may require to meet such tax withholding obligations. No payments with respect to PSUs or DERs shall be made pursuant to this Agreement until the applicable tax withholding requirements with respect to such event have been satisfied in full. The Company is making no representation or warranty as to the tax consequences that may result from the receipt of the PSUs, the treatment of DERs, the lapse of any vesting conditions, or the forfeiture of any PSUs pursuant to the terms of this Agreement.
13.
Amendments. This Agreement may be modified only by a written agreement signed by you and an authorized person on behalf of the Company who is expressly authorized to execute such document; provided, however, notwithstanding the foregoing, the Company may make any change to this Agreement without your consent if such change is not materially adverse to your rights under this Agreement.

14.
Clawback. Notwithstanding any provisions in the Plan and this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or pursuant to the sale of any shares of Common Stock issued hereunder shall be subject to (a) any clawback or other recovery by the Company to the extent necessary to comply with applicable law, including without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any Securities and Exchange Act rule, and/or (b) any clawback or other recovery policy that may be adopted or amended by the Company from time to time. As of the Date of Grant, the Company has adopted the Incentive Compensation Recoupment Policy (the “Policy”), and by accepting this Award you agree and understand that all payments and benefits that may arise pursuant to this Agreement shall be subject to the terms and conditions of the Policy, as it may be amended from time to time, including the Company’s authority to reduce amounts otherwise payable to me for reasons described within the Policy.
15.
Section 409A Compliance. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”), or an exemption therefrom, and shall be interpreted, construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A (due to qualifying as a short-term deferral or otherwise) shall be excluded from Section 409A to the maximum extent possible. No payment shall be made under this Agreement if such payment would give rise to taxation under Section 409A to any person, and any amount payable under such provision shall be paid on the earliest date permitted with respect to such provision by Section 409A and not before such date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.
16.
Plan Controls. By accepting this grant, you agree that the PSUs and DERs are granted under and governed by the terms and conditions of the Plan and this Agreement. In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall control. Unless otherwise defined herein, capitalized terms used and defined in the Plan shall have the same defined meanings in this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, as of the date first above written.

TARGA RESOURCES CORP.

By:

Name: Matthew J. Meloy

Title: Chief Executive Officer

ATTACHMENT A

I. Definitions.

•
The “Performance Period” shall begin on January 1, 2025 and end on December 31, 2027.
•
The “Performance Goal” for the PSUs compares (i) the Total Return of a share of Common Stock for the Performance Period to (ii) the Total Return of a common share/unit of each member of the Peer Group for such Performance Period, to determine the TSR Performance Factor.
•
“Total Return” shall be measured by (i) subtracting the average closing price per share/unit for the last twenty (20) trading days immediately preceding the Performance Period (the “Beginning Price”), from (ii) the sum of (a) the average closing price per share/unit for the last twenty (20) trading days of the Performance Period, plus (b) the aggregate amount of dividends/distributions paid with respect to a share/unit during the Performance Period (the result being referred to as the “Value Increase”) and (iii) dividing the Value Increase by the Beginning Price.
•
“TSR Performance Factor” means a percentage, ranging from 0% to 250% (or more, as determined by the Committee in its discretion as described herein), determined by the Committee in accordance with Paragraph II below.
•
“Vested PSUs” means a number of PSUs equal to the product of (i) the number of Target PSUs, times (ii) the TSR Performance Factor.

II. TSR Performance Factor. The TSR Performance Factor will be determined as follows:

The Committee will determine the “Guideline Performance Percentage” for the Performance Period in accordance with the following table:

Company Total Return compared to Peer Group Total Return	Guideline Performance Percentage[1]
75th Percentile or Above	250%
55th Percentile	100%
25th Percentile	50%
Below 25th Percentile[2]	0%

______________

1 The Guideline Performance Percentage between the 25th Percentile and the 55th Percentile is a percentage based on a straight-line interpolation between 50% and 100% based on a comparison of the Total Returns described above, and the Guideline Performance Percentage between the 55th Percentile and the 75th Percentile is a percentage based on a straight-line interpolation between 100% and 250% based on a comparison of the Total Returns described above.

2 The 25th Percentile is the minimum percentile for which there is a Guideline Performance Percentage.

•
The Guideline Performance Percentage determined for the Performance Period may be decreased or increased (including above 250%) by the Committee in its discretion taking into account all factors the Committee deems relevant, including changes to the Peer Group occurring during the Performance Period, anomalies in trading during the applicable trading days or other business performance matters, to determine the TSR Performance Factor.

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•
In the event of a Change in Control Termination, the Committee shall determine the TSR Performance Factor as of the date such Change in Control occurs taking into account: (A) a deemed Guideline Performance Percentage of the greater of (x) 100% and (y) the actual Guideline Performance Percentage, and (B) any other factors deemed relevant by the Committee, in accordance with the preceding paragraph, including any impacts related to the Change in Control event or the Change in Control Termination.

III. Adjustments to Performance Goal for Certain Events.

If, during the Performance Period, there is a change in accounting standards required by the Financial Accounting Standards Board, the above Performance Goal shall be adjusted by the Committee as appropriate, in its discretion, to disregard the effect of such change.

IV. Peer Group Companies.

The “Peer Group” shall consist of the companies contained within the Alerian US Midstream Energy Index (the “AMUS”). In its discretion, in the event that the Committee determines that an adjustment to the Peer Group is necessary or desirable to continue to reflect an appropriate Peer Group for this Award, the Committee may take the following actions: substitute the members of another index for the members of the AMUS; add or delete individual companies within the AMUS (and if deleting a company, the Committee may also, but is not required to, substitute a new company into the Peer Group); if companies are added to or deleted from the AMUS during the Performance Period, determine if that company should be included or excluded from the Peer Group; provide a related adjustment in the rankings at any time during the Performance Period; or make a deletion or adjustment to reflect that an individual peer company within the AMUS is no longer publicly traded or is determined by the Committee to no longer be a peer of the Company (for example, due to a member being acquired) or to reflect any other significant event.

V. Committee Determination.

The Committee shall review the results with respect to the Performance Goal and shall determine the TSR Performance Factor and the number of Vested PSUs as soon as reasonably practical. However, no PSUs or DERs shall be paid prior to such determination or the time of payment specified in the Agreement. For the sake of clarity, any exercise of discretion or adjustments made by the Committee as contemplated herein may be effectuated without your consent and will not be treated (for purposes of the Plan or this Agreement) as an amendment to the Agreement that materially reduces the benefit of the Grantee without his or her consent.

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